Exhibit 99.1

CU BANCORP, CALIFORNIA UNITED BANK AND 1ST ENTERPRISE BANK ANNOUNCE RECEIPT OF REGULATORY APPROVALS FOR MERGER

Encino, CA, September 25, 2014 (Business Wire) – CU Bancorp (NASDAQ: CUNB) and 1st Enterprise Bank (OTCQB: FENB) today announced that they have received all bank regulatory approvals necessary to authorize the merger of 1st Enterprise Bank with California United Bank. Approvals have been received from the Federal Deposit Insurance Corporation and the California Department of Business Oversight, subject to usual and customary conditions.

David I. Rainer, President and Chief Executive Officer of CU Bancorp commented, “These regulatory approvals are an important step in completing the combination of California United Bank and 1st Enterprise Bank and the creation of an unparalleled commercial bank serving the Southern California business community. The next step will be mailing a joint proxy statement/prospectus to the shareholders of both CU Bancorp and 1st Enterprise Bank for meetings at which the merger and other matters will be presented for approvals. The meeting dates will be announced shortly.

David Holman, Chairman of the Board of 1st Enterprise Bank noted that, “We believe this merger will benefit all of the companies’ constituents: the shareholders, customers, depositors and communities. The merger of these two exceptional banking institutions will result in a bank which provides the epitome of service and sophistication to small and medium sized businesses, business owners, entrepreneurs, professionals and non-profits in Southern California.”

Shareholders of CU Bancorp and 1st Enterprise Bank are urged to read the joint proxy statement/prospectus regarding the proposed merger and any other relevant documents filed with the SEC, when available, because these will contain important information. When available, the joint proxy statement/prospectus will be posted on the CU Bancorp website at www.cubancorp.com. Free copies will be available from both CU Bancorp and 1st Enterprise Bank.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, and Orange County. California United Bank is an SBA Preferred Lender. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s website at www.cubancorp.com. Information on products and services may be obtained by calling (818) 257-7700 or visiting the Bank’s website at www.cunb.com.

ABOUT 1ST ENTERPRISE BANK

Founded in 2006, 1st Enterprise Bank is a full service independent commercial banking institution whose highly experienced bankers personally serve Southern California entrepreneurial businesses, professional firms and non-profit organizations, along with their owners and key managers. Headquartered in the Los Angeles financial district, with full service regional banking offices in Irvine and Ontario and a Loan Production Office in Woodland Hills, 1st Enterprise Bank offers a full range of credit and depository services, with special emphasis on superior customer service, sophisticated cash management services and direct access to bank decision makers. Customers work directly with a dedicated Relationship Manager, a seasoned professional who understands their unique challenges serving as a sounding board and an active participant in their clients’ success. For more information on 1st Enterprise Bank, please visit www.1stenterprisebank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about CU Bancorp, 1st Enterprise Bank, and the combined company after the close of the transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of CU Bancorp, 1st Enterprise Bank and the combined company. Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by CU Bancorp with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values which could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the ability to complete the proposed transaction, including obtaining regulatory approvals and approval by the shareholders of CU Bancorp and 1st Enterprise Bank, or any future transaction, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies, in each case within expected time-frames or at all; regulatory approvals may not be received on expected timeframes or at all; the possibility that personnel changes will not proceed as planned; the possibility that the cost of additional capital may be more than expected; the possibility that a change in the interest rate environment may reduce net interest margins; asset/liability re-pricing risks and liquidity risks; general economic conditions, either nationally or in the market areas in which the entities operate or anticipate doing business, are less favorable than expected; and environmental conditions, including natural disasters, may disrupt business, impede operations, or negatively impact the values of collateral securing loans.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

Investors and security holders are urged to carefully review and consider each of CU Bancorp’s public filings with the SEC, including but not limited to its Annual Reports on Form 10-K, its Proxy Statements, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. The documents filed by CU Bancorp with the SEC may be obtained free of charge at CU Bancorp’s website at www.cubancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CU Bancorp by requesting them in writing to CU Bancorp, c/o California United Bank, 15821 Ventura Boulevard, Suite 100, Encino, Calif. 91436; Attention: Corporate Secretary, or by telephone at (818) 257-7791.

CU Bancorp intends to file a registration statement with the SEC which will include a joint proxy statement of CU Bancorp and 1st Enterprise and a prospectus of CU Bancorp, and each party will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of CU Bancorp and 1st Enterprise Bank are urged to carefully read the entire registration statement and joint proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. A definitive joint proxy statement/prospectus will be sent to the shareholders of each institution seeking any required stockholder approvals. Investors and security holders will be able to obtain the registration statement and the joint proxy statement/prospectus free of charge from the SEC’s website or from CU Bancorp by writing to the address provided in the paragraph above.

CU Bancorp, 1st Enterprise Bank, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from CU Bancorp and 1st Enterprise shareholders in favor of the approval of the transaction. Information about the directors and executive officers of CU Bancorp and their ownership of CU Bancorp common stock is set forth in the Annual Report on Form 10-KA filed with the SEC on April 29, 2014. Shareholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus when they become available.

CONTACT:

CU Bancorp

David Rainer, CEO

(818) 257-7700

Karen Schoenbaum, CFO

(818) 257-7700

1st Enterprise Bank

David Holman, Chairman of the Board

(949) 399-5075